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                                                                      Exhibit 11

                              POLYMER GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                     (In Thousands, Except Per Share Data)

                                                               Three Months
                                                                   Ended
                                                             ------------------
                                                             March 31,   April
                                                               2001     1, 2001
                                                             ---------  -------
Basic:
  Net income (loss)......................................... $(18,584)  $ 2,137
  Average common shares outstanding.........................   32,004    32,003
  Net income (loss) per common share--basic................. $  (0.58)  $  0.07
Diluted:
  Net income (loss)......................................... $(18,584)  $ 2,137
  Average common shares outstanding.........................   32,004    32,148
  Net income (loss) per common share--diluted............... $  (0.58)  $  0.07